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                                                                    EXHIBIT 10.1

                      [LETTERHEAD OF STARBUCKS CORPORATION]

December 15, 2005

Mr. Howard Behar
Starbucks Corporation
2401 Utah Avenue South
Seattle, Washington 98134

RE: AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Dear Howard:

This letter contains your amended and restated employment agreement with Starbucks Corporation ("Starbucks") effective as of November 28, 2005 ("this Agreement"), and replaces in all respects your employment agreement dated May 6, 2003 (the "Prior Employment Agreement").

EMPLOYMENT TERM

Your employment commenced on November 1, 2002, and shall continue until October 31, 2010 (the "Term"). If this Agreement is earlier terminated as provided below, the Term shall end on the date of such earlier termination.

DUTIES

During the Term, you will be asked to provide reasonable advisory services from time to time on an "as needed" basis to the president and chief executive officer ("ceo") of Starbucks or the ceo's designee. You will not be required to provide services for which you are not qualified. You may perform services for others on a paid consulting basis, and you may serve on boards of directors of other companies so long as such activities do not conflict with the Starbucks Standards of Business Conduct or your duties as a Starbucks director.

BASE SALARY

You will continue to be paid bi-weekly at a base salary that annualizes to $25,000.00, less regular wage withholding, during the Term in consideration for your ongoing role as a non-executive advisor to Starbucks. You are not eligible for any type of cash bonus from Starbucks. If you die prior to October 31, 2010, Starbucks will pay, or cause an insurer to pay, to your surviving spouse (or to your estate if your spouse does not survive you) a single sum amount equal to the unpaid base salary you would have received through the then remaining Term.

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Mr. Howard Behar
December 15, 2005
Page 2

BENEFITS

You will continue to be eligible for employee benefits in accordance with the terms of Starbucks medical, dental, vision and 401(k) plans. The required employee contributions for coverage under these plans will be deducted from your bi-weekly paychecks. You will also be eligible for basic life insurance coverage and short-term and long-term disability coverage, all of which coverages will be determined in accordance with your base salary, and the terms of the governing plans.

DEFERRED COMPENSATION

The Prior Employment Agreement provided for payment of $1,800,000.00 in deferred compensation in specified installments. Through December 2, 2005, Starbucks has paid $693,172.90 accordingly. That deferred compensation arrangement will be terminated as of the effective date of this Agreement and the unpaid balance paid to you, less regular wage withholding, as soon as administratively practicable but in no event later than December 31, 2005.

You will not be eligible to participate in the Starbucks Corporation Management Deferred Compensation Plan (the "MDCP") in 2005 and for the remainder of the Term. This Agreement does not affect your pre-2005 accounts in the MDCP, which accounts remain subject to the terms and conditions of the MDCP.

EQUITY AWARDS

Through the remainder of the Term while you remain employed by Starbucks, you will receive an annual Award (as defined in the 2005 Long-Term Equity Incentive Plan (the "Omnibus Plan") and the 2005 Key Employee Sub-Plan (the "Key Employee Plan")) under the terms of the Omnibus Plan and the Key Employee Plan made at the same time as the annual grant of Awards under the Key Employee Plan. For each such Award, its fair value will equal $105,000.00 (rounded to the nearest whole share of stock or other Award increment) on the grant date, calculated in accordance with the methodology used by the Starbucks Compensation and Management Development Committee for valuing the Award. If the Award is in the form of stock options, its exercise price will equal the fair market value of Starbucks common stock on the grant date. Assuming your continued employment by Starbucks, each Award will fully vest one year after the date of grant. All other terms of the Award will be consistent with the standard form of grant agreement under the Key Employee Plan as in effect on the date of grant, except that if the Award is subject to vesting, the vesting of the Award will not be accelerated upon your Retirement, as that term is defined in the Omnibus and Key Employee Plans. During the Term, you will be considered an employee director of Starbucks and therefore ineligible to receive any compensation for your service as a Starbucks director.

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Mr. Howard Behar
December 15, 2005
Page 3

EXPENSES AND ADMINISTRATIVE SUPPORT

Starbucks shall reimburse you for all reasonable and customary expenses incurred by you in performing your duties, including, but not limited to, reasonable travel expenses.

To assist you in your advisory role, Starbucks will continue to provide an office, computer, cell phone and administrative and secretarial assistance as you reasonably require. In addition, you will continue to have access to the building and parking garage. The parking fee will be deducted from your paychecks.

TERMINATION

Starbucks may terminate this Agreement prior to October 31, 2010 if you are unable to perform your duties because of physical or mental disability. Starbucks may also terminate this Agreement prior to October 31, 2010 "for cause" to include, without limitation, your unreasonable refusal to perform your duties or any violation of the Starbucks Standards of Business Conduct.

You may terminate this Agreement before October 31, 2010 by providing Starbucks with notice of your resignation. In the event you resign, Starbucks will pay your base salary through the end of the workweek in which Starbucks receives your notice of resignation and you will not be entitled to any further compensation or benefits as a partner of Starbucks except as is provided to a Starbucks retiree generally.

MISCELLANEOUS

This Agreement contains the entire agreement between the parties and supersedes any and all prior and contemporaneous oral or written agreements or understandings pertaining to the subject matter herein. No amendment to this Agreement will be effective unless it is in writing and signed by both parties.

This Agreement will be governed by the laws of the State of Washington, without regard to its conflicts of law provisions.

This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Howard, thank you for your continued service to Starbucks and our partners, shareholders and customers. If you agree with the terms and conditions of this Agreement specified above, please sign in the space provided below and return the original to me.

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Mr. Howard Behar
December 15, 2005
Page 4

Warm regards,

/s/ Jim Donald

Jim Donald
president and chief executive officer

I agree to the terms and conditions of this Agreement, which I have read and understand.

/s/ Howard Behar
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Howard Behar

12-16-05
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Date